SCHEDULE 14A

                               (RULE 14a-101)

                  INFORMATION REQUIRED IN PROXY STATEMENT
                         SCHEDULE 14(A) INFORMATION

        PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
               EXCHANGE ACT OF 1934 (AMENDMENT NO. _________)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:
[_]  Preliminary Proxy Statement
[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[_]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[_]  Soliciting Material Under Rule 14a-12

                                 GPU, INC.
                                 ---------
              (Name of Registrant as Specified in Its Charter)

          --------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies: N/A
     (2)  Aggregate number of securities to which transaction applies: N/A
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
          N/A
     (4)  Proposed maximum aggregate value of transaction: N/A
     (5)  Total fee paid: N/A

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid: N/A
     (2)  Form, Schedule or Registration Statement No.: N/A
     (3)  Filing Party: N/A
     (4)  Date Filed: N/A

IMPORTANT LEGAL INFORMATION UNDER
THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

     This newsletter contains forward-looking statements within the meaning of the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements with respect to revenues, earnings, performance, strategies, prospects and other aspects of the businesses of FirstEnergy Corp. and GPU, Inc. are based on current expectations that are subject to risks and uncertainties. A number of factors could cause actual results or outcomes to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties set forth in FirstEnergy's and GPU's filings with the SEC, including risks and uncertainties relating to: failure to obtain expected synergies from the merger, delays in obtaining or adverse conditions contained in any required regulatory approvals, changes in laws or regulations, economic or weather conditions affecting future sales and margins, changes in markets for energy services, changing energy market prices, availability and pricing of fuel and other energy commodities, legislative and regulatory changes (including revised environmental and safety requirements), availability and cost of capital and other similar factors. Readers are referred to FirstEnergy's and GPU's most recent reports filed with the SEC.

ADDITIONAL INFORMATION
AND WHERE TO FIND IT

     In connection with the proposed merger FirstEnergy Corp. and GPU, Inc. have filed a preliminary joint proxy statement/prospectus with the SEC. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THIS JOINT PROXY STATEMENT/PROSPECTUS AND, WHEN IT BECOMES AVAILABLE, THE DEFINITIVE JOINT PROXY STATEMENT/PROSPECTUS. THE JOINT PROXY STATEMENT/PROSPECTUS CONTAINS IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the definitive joint proxy statement/prospectus (when available) and other documents filed by FirstEnergy and GPU with the SEC at the SEC's Web site at http://www.sec.gov. Free copies of the definitive joint proxy statement/prospectus, once available, and each company's other filings with the SEC may also be obtained from the respective companies. Free copies of FirstEnergy's filings may be obtained by directing a request to FirstEnergy Corp., Investor Services, 76 S. Main St., Akron, Ohio 44308-1890.
Telephone: 1-800-736-3402. Free copies of GPU filings may be obtained by directing a request to GPU, Inc., 310 Madison Avenue, Morristown, New Jersey 07962. Telephone: 1-973-401-8204.

     FirstEnergy, its directors, certain executive officers, and certain other employees (Thomas M. Welsh, Manager of Communications, and Kurt E. Turosky, Manager of Investor Relations) may be deemed under the rules of the SEC to be "participants in the solicitation" of proxies from the security holders of FirstEnergy in favor of the merger. FirstEnergy's directors and executive officers beneficially own, in the aggregate, less than 1% of the outstanding shares of FirstEnergy common stock. Security holders of FirstEnergy may obtain additional information regarding the interests of the "participants in the solicitation" by reading the joint proxy statement/prospectus relating to the merger.

     GPU, its directors (Theodore H. Black, Fred D. Hafer (Chairman, CEO and President), Thomas B. Hagen, Robert Pokelwaldt, John M. Pietruski, Catherine A. Rein, Bryan S. Townsend, Carlisle A.H. Trost, Kenneth L. Wolfe and Patricia K. Woolf), certain executive officers (Ira H. Jolles (Senior Vice President and General Counsel), Bruce L. Levy (Senior Vice President and CFO) and Carole B. Snyder (Executive Vice President Corporate Affairs)) and certain other employees (Jeff Dennard (Director of Corporate Communications), Joanne Barbieri (Manager of Investor Relations) and Ned Raynolds (Manager of Financial Communications)) may be deemed under rules of the SEC to be "participants in the solicitation" of proxies from the security holders of GPU in favor of the merger. GPU's directors and executive officers beneficially own, in the aggregate, less than 1% of the outstanding shares of GPU common stock. Security holders of GPU may obtain additional information regarding the interests of "participants in the solicitation" by reading the joint proxy statement/prospectus relating to the merger.

                  QUESTIONS AND ANSWERS ABOUT FIRSTENERGY

     Here are some questions and answers about FirstEnergy Corp. as they relate to a variety of topics.

STRATEGY

o    WHAT IS FIRSTENERGY'S MIX OF ASSETS?

     FirstEnergy is a diversified energy services holding company. Its electric utility operating companies - Ohio Edison, The Illuminating Company, Toledo Edison and Penn Power - comprise the nation's 10th largest investor-owned electric system, serving 2.2 million customers.

     In addition, FirstEnergy owns 16 generating plants with a total capacity of more than 12,000 megawatts.

     FirstEnergy has received all necessary regulatory approvals and transferred its transmission assets to its subsidiary - American Transmission Systems, Inc. (ATSI). ATSI owns and operates FirstEnergy's major, high-voltage transmission facilities - approximately 7,100 circuit miles of transmission lines with voltages of 69 kilovolts and higher and 129 transmission substations - with 37 interconnections with six other regional utilities. These facilities represent an original cost of $1.2 billion.

     FirstEnergy also is involved in the exploration and production of oil and natural gas, and the transmission and marketing of natural gas, including service to more than 40,000 business and residential customers. Its resources include interests in more than 7,700 oil and gas wells, with proved reserves of 450 billion cubic equivalent of natural gas and 5,000 miles of pipelines.

     FirstEnergy offers a wide array of energy-related products and services, including heating, ventilating, air conditioning, refrigeration and energy management services - through its FirstEnergy Facilities Services Group, Inc. subsidiary, which includes 11 leading electrical and mechanical enterprises headquartered in Ohio, Pennsylvania, Indiana, Maryland, New York and New Jersey.

o    WHY DOESN'T FIRSTENERGY HAVE OVERSEAS INVESTMENTS LIKE GPU DOES?

     FirstEnergy's strategic vision has been to be the premier energy and energy-services supplier in a 13-state region in the northeast quadrant of the United States. The merger with GPU is a perfect fit to make this vision a reality.

REGULATION

o HAS FIRSTENERGY DEREGULATED? DOES FIRSTENERGY HAVE ANY NON-REGULATED SUBSIDIARIES?

     Through its unregulated FirstEnergy Services (FES) subsidiary, FirstEnergy is licensed to sell electricity in the deregulated electric markets of Pennsylvania, New Jersey, Delaware and Maryland. And, beginning Jan. 1, 2001, FES also will offer electric service in Ohio's deregulated electric market.

o    IS OHIO DEREGULATED? WHAT IS THE STATUS OF DEREGULATION IN OHIO?

     Beginning Jan. 1, 2001, all consumers in Ohio will be able to choose their electricity supplier under the state's new electric utility restructuring law. Ohio's natural gas market also is deregulated and FirstEnergy is competing through its FirstEnergy Services subsidiary.

SHARES

o    WHAT WAS FIRSTENERGY'S RETURN PER SHARE IN THE LAST QUARTER?

     In the second quarter of 2000, FirstEnergy reported that net income was $134.6 million, or 60 cents per share of common stock, compared with net income of $125.3 million, or 55 cents per share, in the second quarter of 1999. For the six months ended June 30, 2000, net income was $275.5 million, or $1.23 per share, compared with $262.0 million, or $1.15 per share for the six months ended June 30, 1999.

TECHNOLOGY

o    HOW IS FIRSTENERGY TIED TO OUR TRANSMISSION SYSTEM?

     The FirstEnergy and GPU transmission systems are interconnected at the northeast Ohio and northwest Pennsylvania borders.

o    HOW LONG HAS ORACLE BEEN IN USE AT FIRSTENERGY?

     Most of FirstEnergy's Oracle capabilities were a result of the Centerior merger. Oracle was selected as its Enterprisewide Resource Program in June 1997. In January 1999, FirstEnergy implemented 17 major systems, a few of which were Oracle applications. They include Financials and Supply Chain directly from Oracle. The rest of the systems were built around Oracle as their database.

BUSINESS

o    HAS FIRSTENERGY BOUGHT ANY CONTRACTING COMPANIES SUCH AS MYR?

     FirstEnergy's Facilities Services Group - which includes 11 mechanical services companies - is the largest mechanical contractor in the Midwest and the seventh largest mechanical contractor in the United States. The companies are headquartered in Indiana, Maryland, New York, Ohio,
Pennsylvania and Virginia.

o    DOES FIRSTENERGY HAVE A TELECOM BUSINESS?

     FirstEnergy Telecom Corp., a subsidiary of FirstEnergy, has a 350-route-mile fiber optic network connecting Cleveland and Akron. It also links with AEP Communications' fiber optic network in Canton, Ohio. In addition, FirstEnergy Telecom is a member of America's Fiber Network LLC, a new super-regional, high-speed fiber optics telecommunications company with a network of more than 7,000 route miles, or 140,000 fiber miles, connecting major markets in the eastern United States to secondary markets with a growing need for broadband access. GPU Telcom also is a partner in this venture.

UNIONS

o    TO WHAT EXTENT IS FIRSTENERGY UNIONIZED?

     Of FirstEnergy's 13,300 employees, approximately 4,800 are represented by labor unions.

     Of that total, 3,400 work for the electric utility operating companies; 465 work for the FirstEnergy Nuclear Operating Company subsidiary; and 900 work for the Facilities Services Group companies.

     The unions that represent FirstEnergy employees include: IBEW, UWUA and O&P.

MERGER INTEGRATION FOCUS
OF 'STATE OF THE COMPANY' BROADCAST

     There was an "immediate sense of terrific chemistry," at the FirstEnergy/GPU Strategy Team Kickoff last week in Akron reported Carole B. Snyder, executive vice president, Corporate Affairs, GPU Service, during the "State of the Company" broadcast" Oct. 19.

     Snyder, joined by Kevin Keough, FirstEnergy's Integration Program leader and vice president of Business Planning and Ventures, briefed employees on merger progress and responded to employee questions.

     Keough said that in his experience with other mergers, while a partner and leader within the Electric Power/Natural Gas Practice at McKinsey & Company's Cleveland office, the positive chemistry experienced at the kickoff "is not always the case."

     Both attributed this to GPU and FirstEnergy having "substantially similar" cultures and organizations as well as the positive tone set by FirstEnergy Chief Executive Officer Pete Burg and GPU Chairman, President and Chief Executive Officer Fred D. Hafer.

     Keough indicated it was this type of rapport that attracted him in 1999 to join FirstEnergy, one of his major clients at McKinsey.

     While the kickoff proved exhilarating for the more than 100 participants, there is a shared sense uncertainty. "The Strategy Track process implies we don't have all the answers. Getting the answers and filling the gaps is what this process is all about," Keough said.

     He acknowledged that personal concern over post-merger job security can be unsettling. "I don't know myself what my job will be coming out of this."

     "What we all must keep in mind," Snyder said, "is that GPU's fit with FirstEnergy is so complementary that we will emerge a much bigger, stronger and more strategic company than we ever would have standing alone."

     As the Strategy Teams set about their work, Snyder and Keough outlined guiding principles:

o    COMMUNICATE, COMMUNICATE AND COMMUNICATE SOME MORE;

o MAINTAIN THE COMMITMENT TO TREAT EMPLOYEES IN A PROFESSIONAL AND DIGNIFIED MANNER;

o    CAPTURE BEST PRACTICES FROM BOTH COMPANIES;

o    CREATE ONE COMPANY, NOT TWO SEPARATE ONES JOINED BY A HOLDING COMPANY;

o ATTEMPT TO AVOID INDIVIDUAL COMPANY BUSINESS PRACTICES AND COMMITMENTS DURING THE TRANSITION PERIOD THAT MAY BE DISADVANTAGEOUS FOR THE COMBINATION OF FIRSTENERGY AND GPU;

o ESTABLISH AN OPEN ENVIRONMENT WHERE DISSENTING OPINIONS ARE INVITED AND CONSIDERED; AND

o    MAINTAIN LIMITS ON THE ROLE OF CONSULTANTS.

     On the heels of the Strategy Teams will be the Transition Track, which begins at the end of November. Selection to teams in either area, Keough said, is "based on being very familiar and substantive with the subject matter of the team as well as an open-minded attitude."

     Responding to a question about what the mix of generation and distribution will look like in the merged company, Keough said the Commodity Sourcing Team has been charged with examining this topic.

     Snyder reminded the audience that questions on what company information is appropriate to share with FirstEnergy counterparts or others regarding the merger, should be referred to supervisors.